Exhibit 99.1

Energy Focus Announces New $5 Million Revolving Credit Facility

SOLON, Ohio, December 11, 2018 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in advanced LED retrofit technologies, announced today that it has entered into a $5 million revolving Credit Facility with Austin Financial Services.

Borrowings under the Credit Facility are limited to a borrowing base requirement based on 85% of eligible receivables, plus available inventory (to a maximum $500 thousand for the inventory portion). The Credit Facility is a three-year agreement, secured by a lien on domestic assets, expiring on December 31, 2021, unless terminated sooner. More details regarding the Credit Facility are available in the Company’s Form 8-K filed today.

“Our new Credit Facility provides us with greater financial flexibility to fund our operations and to support our turnaround objectives,” said Jerry Turin, Chief Financial Officer, Energy Focus, Inc.

About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technology. As the creator of the first UL-verified flicker-free LED products, Energy Focus’ products provide extensive energy and maintenance savings, as well as safety, health and productivity benefits over conventional lighting. Our customers serve the commercial, industrial, healthcare, education and military markets.

Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.

About Austin Financial Services

Headquartered in Los Angeles, California and with a nationwide lending focus, Austin Financial Services (AFS) is a privately held middle-market lender who has been providing alternative funding in the form of fast and flexible lines of credit to small- and medium-sized businesses for over 37 years. AFS specializes in asset based lending solutions which include, revolving lines of credit and term loans secured by accounts receivable, inventory, and equipment for businesses in a growth or turnaround mode with revenues from $5 million to $120 million and borrowing needs up to $12 million.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) our history of operating losses and our ability to effectively implement cost-cutting measures and generate sufficient cash from operations or receive sufficient financing, on acceptable terms, to continue our operations; (ii) our reliance on a limited number of customers, in particular our historical sales of products for the U.S. Navy, for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (iii) the entrance of new competitors in our target markets; (iv) general economic conditions in the United States and in other markets in which we sell our products; (v) our ability to implement and manage our growth plans to diversify our customer base, increase sales, and control expenses; (vi) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (vii) the timing of large customer orders and significant expenses, and fluctuations between demand and capacity, as we invest in growth opportunities; (viii) our dependence on military maritime customers and on the levels of government funding available to such customers, as well as funding resources of our other customers in the public sector and commercial markets; (ix) market acceptance of LED lighting technology; (x) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xi) any delays we may encounter in making new products available or fulfilling customer specifications; (xii) our ability to compete effectively against companies with greater resources, lower cost structures, or more rapid development efforts; (xiii) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xiv) the impact of any type of legal inquiry, claim, or dispute; (xv) our reliance on a limited number of third-party suppliers, our ability to obtain critical components and finished products from such suppliers on acceptable terms, and the impact of our fluctuating demand on the stability of such suppliers; (xvi) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xvii) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; (xviii) any flaws or defects in our products or in the manner in which they are used or installed; (xix) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xx) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements, currency fluctuations and potential tariffs and other barriers to international trade; (xxi) our ability to attract and retain qualified personnel, and to do so in a timely manner; and (xxii) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company and under Nasdaq listing standards.

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Investor Contact:

Jim Fanucchi
Darrow Associates, Inc.
(408) 404-5400
ir@energyfocus.com

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877